IN THE CIRCUIT COURT OF THE ELEVENTH JUDICIAL CIRCUIT, IN AND FOR MIAMI-DADE COUNTY, FLORIDA

GREENLIGHT CAPITAL ADVISORS, LLC,

CASE NO.: 2017-010769 CA 01

Plaintiff,

vs.

QUANTUMSPHERE, INC.,

Defendant.

_______________________/ FINAL ORDER OF DISMISSAL

ORDER APPROVING SETTLEMENT AGREEMENT

THIS CAUSE came before the Court on the parties' Joint Motion for Order Approving Settlement and Dismissing Case, and having reviewed the same and the parties' Stipulation for Settlement attached thereto, having heard the representations and arguments of counsel, and otherwise being fully advised in the premises, it is

ORDERED, ADJUDGED and DECLARED that

a. A hearing upon the fairness of the terms and conditions of the Settlement Agreement (hereafter "the Settlement") attached as Exhibit A to the parties' Joint Motion for Order Approving Settlement and Dismissing Case was conducted on the date of this order in accordance with Section 3(a)(10) of the U.S. Securities Act of 1933 (15 U.S.C. §77c(a)(10)) and Rule 69W-500.014, F.A.C..

b. Plaintiff owns bona fide claims ("Claims") against Defendant in the aggregate amount of $701,015.78. Defendant has not paid the amount due on the Claims. Plaintiff filed the above-captioned collection action, which the parties now seek to settle by the Settlement.

c. All persons to whom it is proposed to issue securities in exchange for securities pursuant to the Settlement had the right to appear, no impediment to their right to appear

was found, and they were duly served with notice of the hearing for the entry of an Order determining the fairness of the terms and conditions of the Settlement.

d. Defendant has not denied the allegations contained in the Complaint and both parties' attorneys of record executed the subject Joint Motion wherein they agreed to submit a proposed Agreed Order to the Court approving the Settlement pursuant to Section 3(a)(10) of the U.S. Securities Act of 1933 (15 U.S.C. §77c(a)(10)) and Rule 69W-500.014, F.A.C.

e. Having considered the fairness of the terms and conditions of the issuance of securities and exchange for debt set forth in the Settlement, said terms and conditions are hereby approved.

f. Having considered the fairness of the terms and conditions of the issuance of securities and exchange for debt set forth in the Settlement, the Court finds that the issuance and exchange of securities for debt set forth in the Settlement was made in good faith and not for the purpose of avoiding the securities registration requirements of Chapter 517, Florida Statutes.

g. Plaintiff has agreed to the Settlement and believes that it is sufficiently fair such that Plaintiff is willing to enter into the Settlement. Defendant's board of directors has considered the Settlement and has resolved that its terms and conditions are fair to, and in the best interests of, Defendant and its stockholders. The terms and conditions of the Settlement were, are, and will be fair to and in the best interests of all of the parties.

h. As contemplated by Section 3(a)(10) of the Securities Act and Rule 69W-500.014, F.A.C., Plaintiff has "claims" against Defendant.

i. The securities of Defendant which are to be issued to Plaintiff in exchange for Claims Plaintiff has against Defendant shall be issued in accordance with the Settlement which

is in accordance with Section 3(a)(10) of the Securities Act and Rule 69W-500.014, F.A.C. and shall be freely tradable and unrestricted.

j. If not already reserved, two business days after the date of this court order, QuantumSphere, Inc. (the "Company") and their transfer agent Interwest Transfer Co., Inc. are hereby required to authorize and reserve 123,875,061 shares of QuantumSphere, Inc. common stock for issuance in accordance with the terms of the Settlement Agreement and another 3,100,000,000 no later than July 30, 2017 (the "Reserve"). In the event that the Company effects a reverse split, the Reserve shall be increased to the original pre – reverse split level of 3,223,875,061 shares. All such shares shall remain in reserve with the Interwest Transfer Co., Inc., or their current transfer agent, until Greenlight Capital Advisors, LLC provides Interwest Transfer Co., Inc., or the Company's current transfer agent written instructions that the shares or any part of them shall be taken out of Reserve. In the event that the Reserve is exhausted prior to the full issuance of shares under the Settlement Agreement, for any reason, Interwest Transfer Co., Inc., or the current transfer agent of the Company shall be required and instructed to immediately issue, upon receipt of an issuance notice from Greenlight Capital Advisors, LLC for any remaining portion of shares due and owing to Greenlight Capital Advisors, LLC and arising out of said issuance from the remaining authorized and unissued common stock of the Company.

k. The ability to have the shares issued to Greenlight Capital Advisors, LLC in a timely manner is a material obligation of the Company and their transfer agent Interwest Transfer Co., Inc. pursuant to the Settlement Agreement and this Court Order. Interwest Transfer Co., Inc. is hereby ordered to 1) provide the current issued and outstanding to Greenlight Capital Advisors, LLC, when Greenlight Capital Advisors, LLC requests it

without any further action or confirmation by the Company and 2) to issue shares of Common Stock of the Company (without any restrictive legend) to Greenlight Capital Advisors, LLC without any further action or confirmation by the Company and without any legal opinions or 144 letters upon the receipt of an issuance notice by Greenlight Capital Advisors, LLC. This case is dismissed upon settlement. GE

DONE AND ORDERED in Miami, Miami-Dade County, Florida on May 24, 2017.

Gisela Cardonne Ely
Circuit Judge

Copies to: Jesse Dean-Kluger, Esq., Plaintiff's attorney (jdk@jdkpa.com)
Clayton R. Kaieser, Esq., Defendant's attorney (clayton@clayrkpa.com)

Gisela Cardonne Ely
MAY 2 4 2017
Circuit Court Judge

FINAL ORDERS AS TO ALL PARTIES
SRS DISPOSITION
NUMBER 12
THE COURT DISMISSES THIS CASE AGAINST ANY PARTY NOT LISTED IN THIS FINAL ORDER OR PREVIOUS ORDER(S). THIS CASE IS CLOSED AS TO ALL PARTIES.
Judge's Initials GE

Issuance Notice

The undersigned hereby elects to have issued 10,000,000 free trading shares of QuantumSphere, Inc. pursuant to the Court Order Approving the Settlement Agreement dated May 24, 2017, and the Settlement Agreement entered into by QuantumSphere, Inc. and Greenlight Capital Advisors, LLC on May 12, 2017 according to the conditions set forth in such Court Order and the Settlement Agreement, as of the date written below.

Date of Issuance: 5-25-17

Price per share: .0019 (May 24, 2017) x 55% = .00121

Shares to be delivered: 10,000,000

Principal Amount Reduced: 10,000,000 x .00121 = $10,450

Signature: ______________________________

Authorized Signatory of Greenlight Capital Advisors, LLC